                                                             File No. 333-101108

                              U.S. $15,000,000,000
                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                 SMARTNOTES(SM)
            DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

     Unless otherwise specified in an applicable pricing supplement, the SmartNotes will not be listed on any securities exchange, and there can be no assurance that the SmartNotes offered will be sold or that there will be a secondary market for the notes.

     The Agents have advised GMAC that they may from time to time purchase and sell notes in the secondary market, but the Agents are not obligated to do so. No termination date for the offering of the notes has been established.

Pricing Supplement No. 16                       Trade Date:   4/3/2003
(To Prospectus dated December 6, 2002)          Issue Date:   4/8/2003

The date of this Pricing Supplement is April 3, 2003

  CUSIP         Stated
    or          Interest                   Price to
Common Code     Rate         Maturity      Public 1     Reallowance
-----------     --------     --------      --------     -----------
37042 G2G0      2.850%       10/15/2004     100%        0.1250%
37042 G2H8      3.700%       04/15/2005     100%        0.3000%
37042 G2J4      4.400%       04/15/2006     100%        0.4500%
37042 G2K1      5.250%       04/15/2008     100%        0.7500%
37042 G2L9      6.750%       04/15/2013     100%        1.1000%
37042 G2M7      7.250%       04/15/2018     100%        1.6000%


Payment         Survivor's                   Subject to Redemption
Frequency       Option       Yes/No          Date and terms of redemption
---------       ----------   --------------------------------------------
Monthly            Yes           No
Semi-Annual        Yes           No
Quarterly          Yes           No
Quarterly          Yes           No
Semi-Annual        Yes           Yes         Callable at 100% on 04/15/2005 and
                                             every coupon date thereafter
Monthly            Yes           Yes         Callable at 100% on 04/15/2006 and
                                             every coupon date thereafter

1 Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation statement.

                                Per Note        Total
                                --------        -----

Public Offering Price ......... 100.00%         $15,000,000,000

Agents' Discounts
  and Concessions ............. .20%-2.50%      $30,000,000-$375,000,000

Proceeds, before
expenses, to General
Motors Acceptance
Corporation ................... 97.50%-99.80%   $14,625,000,000-$14,970,000,000

(SM) Service Mark of General Motors Acceptance Corporation

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

ABN AMRO FINANCIAL SERVICES, INC.
    A.G. EDWARDS & SONS, INC.
        EDWARD D. JONES & CO., L.P.
            FIDELITY CAPITAL MARKETS
               a division of National Financial Services LLC
                  MERRILL LYNCH & CO.
                       MORGAN STANLEY
                           PRUDENTIAL SECURITIES
                               SALOMON SMITH BARNEY
                                   CHARLES SCHWAB & CO. INC.
                                        USB PAINEWEBBER INC.

                          December 6, 2002